UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission file number 000-23799

                        AUTOMOTIVE ONE PARTS STORES, INC.
            (Exact name of registration as specified in its charter)

          701 WEST CHURCH STREET, ORLANDO, FLORIDA 32801 (407) 422-1110 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 COMMON STOCK, REDEEMABLE COMMON STOCK PURCHASE WARRANTS, UNDERWRITER'S WARRANTS
            (title of each class of securities covered by this Form)

                                      NONE
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]                                Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]                                Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                                Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]                                Rule 12h-3(b)(2)(ii) [ ]
                                                        Rule 15d-6

Approximate number of holders of record as of the certification or notice date:
_______________

         Pursuant to the requirements of the Securities Exchange Act of 1934, Automotive One Parts Stores, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date     APRIL 20, 1998                By:  /S/ ROBERT H. GENTRY, III
                                            ------------------------------------
                                                Robert H. Gentry, III, President